UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 4, 2019 (February 26, 2019)

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55577	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As used below, the terms “Affinion Holdings,” “we,” “us,” “our” and the “Company” refer to Affinion Group Holdings, Inc. and its consolidated subsidiaries and the term “Affinion Group” refers to Affinion Group, Inc.

Support Agreement

The Recapitalization

On March 4, 2019, noteholders of Affinion Group’s outstanding Senior Cash 12.5% / PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”), which collectively held, as of such date, approximately $647 million (95%) aggregate principal amount of the outstanding Existing Notes (“Consenting Noteholders”), and the lenders holding approximately $904 million (96%) aggregate principal amount of the outstanding term loans and revolving loans under the Existing Credit Agreement (as defined below) (the “Consenting Lenders” and together, with the Consenting Noteholders and the Second Lien Commitment Parties, the “Consenting Stakeholders”) entered into an amended and restated support agreement (the “Support Agreement”) with Affinion Holdings, Affinion Group and certain other subsidiaries. Pursuant to the Support Agreement, each of the Consenting Noteholders agreed to tender its Existing Notes in the Exchange Offer (as defined below) in exchange for its pro rata share of Affinion Holdings’ Class M common stock, par value $0.01 per share (“Class M Common Stock”), New Penny Warrants (as defined below), as applicable, and the right to participate in its pro rata share of the Rights Offering (as defined below). Such shares of Class M Common Stock will be converted immediately following the consummation of the Exchange Offer as a result of the Merger (as defined below) into shares of common stock, par value $0.000001 per share, of Affinion Holdings (the “New Common Stock”). In addition to the Consenting Noteholders and Consenting Lenders party to the Support Agreement, based on statements made to us, we expect that other holder(s) of at least 3% of the Existing Notes will tender their Existing Notes in the Exchange Offer and Consent Solicitation prior to the Consent Time.

By executing the Support Agreement, each of the Consenting Noteholders agreed to waive its pre-emptive rights under the Shareholders Agreement, dated as of November 9, 2015, by and between Affinion Holdings and the investors party thereto, as amended (the “Existing Shareholders Agreement”) with respect to the Class M Common Stock, New Common Stock and New Penny Warrants to be issued in connection with the Exchange Offer, the Merger, the Investor Purchase Agreement (as defined below), the Pre-Emptive Rights Offer (as defined below) and upon the conversion of the New Notes (as defined below). To the extent that the issuance of New Common Stock to any investor or group of investors (whether as a result of participation in the Exchange Offer, the Pre-Emptive Rights Offer or pursuant to the Investor Purchase Agreement) would require the consent of, or notice to, any governmental authority (including the U.K. Financial Conduct Authority), and such consent or notice has not been obtained or delivered prior to the settlement of the Exchange Offer, new penny warrants (“New Penny Warrants”) will be issued in lieu of shares of New Common Stock.

The Support Agreement contemplates a restructuring through either (i) an out-of-court transaction (the “Recapitalization”) consisting of a private offer to exchange (the “Exchange Offer”) all of the Existing Notes for (a) shares of Class M Common Stock, which Class M Common Stock will be converted immediately following the consummation of the Exchange Offer as a result of the Merger (as described below) into shares of common stock (“New Common Stock”), par value $0.000001 per share, of Affinion Holdings as the surviving entity and (b) if applicable, the New Penny Warrants or (ii) a prepackaged plan of reorganization (the “Prepackaged Plan”) on terms set forth in the Support Agreement (the “In-Court Restructuring”). In the event that, among other things, by April 6, 2019, (a) holders of 98% of the Existing Notes do not participate in the Exchange Offer or (b) lenders holding 95.5% of the term loans and revolving loans under the Existing Credit Agreement have not agreed to amend the Existing Credit Agreement as contemplated by the Amended Credit Agreement (together, the “Participation Threshold”), the Company will solicit acceptances from all holders of Existing Notes and lender claims under the Existing Credit Agreement to the Prepackaged Plan. As a result of the execution of the Support Agreement by the Consenting Stakeholders, together with the indications of participation by additional lenders and holders described above, the Company currently expects to satisfy the Participation Threshold and consummate the Recapitalization, and does not expect to solicit acceptances to the Prepackaged Plan or further pursue an In-Court Restructuring.

Pursuant to the Support Agreement, (i) we agreed to, among other things, use commercially reasonable efforts to implement and consummate, in accordance with certain milestones, the transactions contemplated by the Support Agreement; (ii) the Consenting Noteholders agreed to, among other things, validly tender all of their Existing Notes in the Exchange Offer and not withdraw, revoke or rescind any tender, vote or consent contemplated by the Support Agreement, subject to certain exceptions; and (iii) the Consenting Lenders agreed to, among other things, enter into the Amended Credit Agreement.

Launching concurrently with the start of the Exchange Offer and Consent Solicitation, Affinion Holdings and Affinion Group will also offer (the “Rights Offering”) Eligible Holders who validly tender the Existing Notes in the Exchange Offer on or prior to the Consent Time the opportunity to purchase up to $288.0 million aggregate principal amount of new 18.0% Senior PIK Notes due 2024 (the “New Notes”) of Affinion Group. We will also conduct a separate rights offering to eligible holders of 1% or more of the Existing Common Stock (including all of the Existing Penny Warrants and the Limited Warrant on an as-exercised basis, assuming full physical settlement) as of March 6, 2019, for up to $12.0 million aggregate principal amount of New Notes.

Eligible Holders that validly tender their Existing Notes and deliver their consents after the consent time but at or prior to the expiration time, will be eligible to receive, for each $1,000 principal amount of Existing Notes validly tendered, and not validly withdrawn, the exchange consideration of 14.672467 shares of Class M Common Stock.

In the Exchange Offer, Eligible Holders that validly tender, and do not properly withdraw, their Existing Notes at or prior to the consent time, will be eligible to receive, for each $1,000 principal amount of Existing Notes validly tendered, and not validly withdrawn, the total consideration of the exchange consideration and the right to subscribe to purchase its pro rata portion in the Rights Offering.

An Eligible Holder that validly tenders its Existing Notes in the Exchange Offers will be deemed to have automatically delivered a consent with respect to such tendered Existing Notes pursuant to the Consent Solicitations. Tendered Existing Notes may not be withdrawn after the consent time.

The Exchange Offer and the Rights Offering will be made, and the total consideration and exchange consideration, as applicable, will be offered, and will issued only (a) in the United States, to holders of Existing Notes who are (i)(x) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or (y) institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act and (ii) “institutional accounts” within the meaning of Rule 4512(c) of the Financial Industry Regulatory Authority (“FINRA”) and (b) outside the United States, to holders of Existing Notes who are not “U.S. persons” (as defined in Rule 902 under the Securities Act) in reliance on Regulation S of the Securities Act. The holders of Existing Notes who are eligible to participate in the Exchange Offer and the Rights Offering pursuant to at least one of the foregoing conditions are referred to herein as “Eligible Holders.”

The effectiveness of the Recapitalization shall be subject to the satisfaction or waiver of customary closing conditions (except with respect to those conditions that, by their nature, are intended to be satisfied at the closing of the Recapitalization or a later date, which in each case shall be capable of being satisfied at the closing of the Recapitalization or such later date), including the following: (i) the obtaining of all necessary approvals, the tolling of all applicable waiting periods, or the filing of all applicable notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the competition laws of any applicable foreign jurisdictions, except to the extent the failure to obtain such approvals, give such notices or toll such waiting periods would not reasonably be expected to have a material adverse effect on us; (ii) unless waived by us, the Required Consenting Noteholders, the Second Lien Lenders, Metro SPV, Mudrick and/or the Required Consenting Lenders (as defined below), as applicable, each document or agreement constituting Definitive Documentation shall be in form and substance consistent in all material respects with the Support Agreement term sheet and the Support Agreement and be otherwise approved consistent in all material respects with the terms of section 4(b) of the Support Agreement and the Prepackaged Plan; (iii) unless waived by us, the Required Consenting Noteholders and/or the Required Consenting Lenders, as applicable, each of the schedules, documents, supplements, and exhibits to Prepackaged Plan and the Offering Memorandum (except to the extent expressly excluded pursuant to the terms of Section 4(b)(i) or 4(b)(ii) of the Support Agreement) shall be in form and substance consistent in all material respects with the Support Agreement term sheet and the Support Agreement and such documents shall otherwise be approved consistent in all material respects with the terms of section 4(b) of the Support Agreement; (iv) none of the Investor Purchase Agreement, the Support Agreement, the Second Forbearance Agreement or the Merger Agreement shall have been terminated or, without the consent of us, Required Consenting Noteholders and/or Required Consenting Lenders, as applicable, altered, amended, supplemented or modified in any way (except as expressly permitted by the Support Agreement), and each shall remain in full force and effect as a binding obligation of the parties thereto; (v) unless waived by us and the Required Consenting Stakeholders, the Consent Requirements shall have been satisfied on or prior to the Outer Date; (vi) each of the Definitive Documents shall have been, to the extent applicable, executed and delivered by each of the parties thereto, and shall be in full force and effect as a binding obligation of the parties thereto; (vii) the Rights Offering shall have been consummated; (viii) the Merger shall have been consummated in accordance with the terms of the Merger Agreement; (ix) the preemptive offer resulting from the proposed issuance of equity securities of Affinion

Holdings as contemplated by the Recapitalization shall have been consummated or, with the consent of the Required Consenting Noteholders, Affinion Holdings shall have elected to utilize the “accelerated issuances” provision of the Existing Shareholders Agreement to perform the preemptive offer promptly following the closing; and (x) unless waived by us and the Required Consenting Lenders, each of the investors party to the Investor Purchase Agreement stand ready, willing and able to subscribe for, collectively, the full amount of the unsubscribed for New Notes from the Rights Offering. Pursuant to the Support Agreement, the conditions to the parties’ obligation to consummate of the Recapitalization, may be waived by us, with the approval of the Required Consenting Stakeholders (as defined in the Support Agreement).

The Support Agreement also provides that Affinion Holdings and Affinion Group not make any modifications to the terms of the Exchange Offer other than modifications to which the Required Consenting Stakeholders (as defined in the Support Agreement) as provided in the Support Agreement have consented in writing.

The Support Agreement will terminate automatically in the event that, (i) the Recapitalization or the In-Court Restructuring, as applicable, are consummated in accordance with the Support Agreement, (ii) the Recapitalization or the In-Court Restructuring, as applicable, are not consummated in accordance with the Support Agreement by June 3, 2019, which may be extended in writing from time to time by us and the Required Consenting Stakeholders; provided, that no Termination Event (as defined in the Support Agreement) shall be ongoing; or (iii) we and the Required Consenting Stakeholders mutually agree to such termination in writing. In addition, each of the Required Consenting Lenders (as defined in Support Agreement), the Required Consenting Noteholders (as defined in the Support Agreement) and the Second Lien Lenders have the right to terminate the obligations of the Consenting Lenders, Consenting Noteholders and the Second Lien Lenders (as applicable) under the Support Agreement under certain conditions, including, among other things, (i) the termination of the Second Forbearance Agreement, (ii) the failure to meet certain milestones or (iii) we, among other things, (A) materially breach any representation, warranty, or covenant under the Support Agreement that could reasonably be expected to have a material adverse impact on the timely consummation of the Recapitalization or the In-Court Restructuring, as applicable, which breach is not cured within five business days after receiving written notice of such breach or (B) amend or modify the Definitive Documentation in a manner that does not conform in all material economic respects to the Support Agreement and the accompanying term sheet with respect to the treatment, claims or rights and benefits granted to, or received by, the applicable Consenting Stakeholder, or otherwise is not in form and substance reasonably acceptable to the applicable Required Consenting Stakeholder, unless such amendment or modification is otherwise consented to by the Required Consenting Stakeholders, as applicable.

New Stockholders’ Agreement

The Support Agreement provides for the terms of a new stockholders’ agreement (the “New Stockholders’ Agreement”), pursuant to which Affinion Holdings and certain investors, including Elliott, Metro SPV and Mudrick, will enter into the New Stockholders’ Agreement to replace the Existing Shareholders Agreement that will be terminated in connection with the Merger. Pursuant to the New Stockholders’ Agreement, Elliott, Metro SPV and Mudrick will together hold substantial control over decisions relating to the Company following consummation of the Recapitalization, including, subject to receiving regulatory approval, the ability to determine the composition of Affinion Holdings’ board of directors and to control other governance and equity liquidity matters in respect of the equity of the Company. Subject to receiving regulatory approval and the satisfaction of certain ownership thresholds, the New Stockholders’ Agreement will contain the right of Elliott to nominate three directors, the right of Metro SPV to nominate one director, the right of Mudrick to nominate one director, a sixth director to be appointed by mutual agreement of Elliott, Metro SPV and Mudrick, and that Chief Executive Officer shall serve as the seventh director. The Stockholders’ Agreement will also contain drag-along rights, tag-along rights, rights of first offer and pre-emptive rights, subject to the thresholds set forth in the Stockholders ‘Agreement.

New Registration Rights Agreement

The Support Agreement provides for the terms of a new registration rights agreement (the “New Registration Rights Agreement”), pursuant to which Affinion Holdings and certain investors, including the Consenting Stakeholders, will enter into the New Registration Rights Agreement to replace Affinion Holdings’ existing Registration Rights Agreement, dated as of November 9, 2015, by and among Affinion Holdings and the holders of the Existing Common Stock and certain holders of Class C/D Common Stock (the “Existing Registration Rights Agreement”), which will be terminated in connection with the Merger. The New Registration Rights Agreement will be substantively similar to the Existing Registration Rights Agreement, except that there shall be no registration rights prior to an initial public offering.

Management Incentive Plan

The Support Agreement provides for the terms of a Management Incentive Program (the “New MIP”) that will be established and administered by the board of directors of Affinion Holdings. The New MIP will consist of two for incentive pools from which the board may grant incentive awards to key management employees of Affinion Holdings. The phantom awards pool will have an initial aggregate amount not to exceed 10% of the New Notes and the treatment of which will generally mirror the treatment of the New Notes. The stock option pool will consist of up to 10% of the New Common Stock. Phantom awards and stock options will be granted in the discretion of the board at such times it deems appropriate following the closing of the Recapitalization. It is anticipated that the New MIP program would be structured in a manner to provide for vesting of certain awards based on time, based on performance, or based on exit return to equityholders, in amounts to be determined by the board following the closing of the Recapitalization.

Second Lien Financing

The Support Agreement provides for (i) certain waivers to the terms of that certain Commitment Letter dated as of November 14, 2018, delivered to the Company by certain committed lenders under and as defined thereunder (the “Second Lien Commitment Letter”) and (ii) the payment of certain fees and premiums contemplated by the Second Lien Commitment Letter by the issuance of New Notes rather than in cash (the “Amended Repayment Terms”). Each of Metro SPV, Elliott, Empyrean and Jefferies LLC (the “Second Lien Commitment Parties” or the “Second Lien Lenders”) have agreed to provide the second lien credit facility as contemplated by the Second Lien Commitment Letter (the “Second Lien Credit Facility”) and grant the waivers to certain terms of the Second Lien Commitment Letter set forth in the Support Agreement with the understanding that the Amended Repayment Terms would be approved by the requisite stockholders and become effective after passage of the applicable 20-day period as set forth below. When effective, the Amended Repayment Terms will provide that upon consummation of the Rights Offering, the Second Lien Commitment Parties will be entitled to (i) a repayment in cash equal to the actual amount funded in cash by such Second Lien Commitment Party under the Amended Second Lien Credit Facility, the amount of all interest actually paid in kind, accrued and unpaid interest, and the amount of all customary indemnity and expense reimbursement obligations due under the documentation for the Amended Second Lien Credit Facility, (ii) a repayment of amounts equal to the Closing Fee in the form of New Notes, (iii) a repayment of amounts equal to the Early Termination Fee in the form of New Notes and (iv) the payment of any other fees, premiums or amounts (if any) owing to the Second Lien Commitment Parties under the Amended Second Lien Credit Facility in the form of New Notes.

In accordance with the terms of the Existing Shareholders Agreement, the effectiveness of the Amended Repayment Terms are conditioned on the mailing of the Information Statement on Schedule 14C announcing the action by written consent of stockholders in lieu of a meeting, authorizing the Second Lien Commitment Parties, as a holder of 5% or more of the Company’s Common Stock, to enter into the amended terms, conditions and waivers to the Second Lien Credit Facility, and the passage of the applicable 20 day period.

Fifth Amendment to Credit Agreement

As contemplated by the Support Agreement, in connection with the consummation of the Recapitalization (the date of such consummation (the “Closing Date”), Affinion Group is requesting certain amendments to the Existing Credit Agreement (so amended, the “Amended Credit Agreement”) to (i) obtain an extension of the maturity of the Revolving Facility Commitments (as defined in the Existing Credit Agreement) and Term Loans (as defined in the Existing Credit Agreement) existing immediately prior to the consummation of the Recapitalization and (ii) to modify certain other provisions in the Existing Credit Agreement.

The Revolving Facility Lenders (as defined in the Existing Credit Agreement) and the Consenting Lenders have agreed to extend the maturity of all Revolving Facility Loans (as defined in the Existing Credit Agreement) and such Consenting Lender’s outstanding Term Loans (so extended, the “2019 Term Loans”), as applicable, and consent to the proposed modifications with respect thereto in accordance with the terms and subject to the conditions set forth in the proposed Fifth Amendment to the Existing Credit Agreement attached to the Support Agreement (the “Fifth Amendment”); upon the consummation of the Recapitalization, Term Loans held by Term Lenders (as defined in the Existing Credit Agreement) that have not agreed to extend their Term Loans into 2019 Term Loans shall be deemed a separate tranche from the 2019 Term Loans (such Term Loans to be referred to as the “Non-Extended Term Loans”), and the Revolving Facility Commitments shall be reduced to $85 million. A summary of the material terms of the Amended Credit Agreement is set forth below. Such description is not complete and is qualified in its entirety by reference to the complete text of the Fifth Amendment.

Fifth Amendment Effective Date Prepayments

Affinion Group will make certain prepayments of outstanding loans in connection with the consummation of the Recapitalization, including, (x) the prepayment in full at par plus accrued and unpaid interest of the Revolving Facility Loans using proceeds from the Rights Offering and cash on hand and (y) the pro rata prepayment (A) at par plus accrued and unpaid interest of the 2019 Term Loans and (B) of the Non-Extended Term Loans pursuant to the terms of the Existing Credit Agreement, in the case of clause (y), using the $5,000,000 of proceeds from the sale of Affinion Group’s insurance business released from escrow on the Closing Date and $148,000,000 of proceeds from the Rights Offering and cash on hand (provided that, at the sole discretion of the Agent, such funds described in clause (y) may be used to prepay in full any Non-Extended Term Loans as further described in the Support Agreement).

Scheduled Amortization Payments and Mandatory Prepayments of 2019 Term Loans

The Amended Credit Agreement will provide for quarterly amortization payments of the 2019 Term Loans totaling (i) for the first 3 years following the Fifth Amendment Effective Date, 0% per annum, (ii) for the fourth year following the Fifth Amendment Effective Date, 1.0% per annum and (iii) for each year thereafter 2.5% per annum, in each case, payable quarterly, with the balance payable upon the final maturity date. The amounts of the quarterly amortization payments will be reduced by certain prepayments. The Non-Extended Term Loans (if any) will be continue to be subject to an amortization schedule consistent with that set forth in the Existing Credit Agreement.

In addition, the Amended Credit Agreement will require Affinion Group to prepay outstanding term loans with:

•

100% of the net cash proceeds of asset sales and dispositions in excess of an amount per transaction and in the aggregate per fiscal year, subject, to the ability to reinvest a portion of such net cash proceeds;

•	100% of the net cash proceeds from any insurance or condemnation event, subject to the ability to reinvest a portion of such net cash proceeds;

•	100% of the net cash proceeds from extraordinary and non-recurring cash receipts in excess of an amount per receipt;

•	50% of Affinion Group’s excess cash flow beginning with the fiscal year ending December 31, 2019; and

•	100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the Amended Credit Agreement.

Voluntary Prepayments and Reduction and Termination of Commitments

The terms of the Amended Credit Agreement will allow Affinion Group to permanently reduce the revolving loan commitments at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any, and provided that the commitments may not be reduced below the aggregate outstanding amount of revolving loans and letters of credit. In addition, Affinion Group will be able to terminate the Amended Credit Agreement upon prior written notice, and, in some cases, be able to revoke such notice. Upon termination, Affinion Group will be required to repay all obligations outstanding under the Amended Credit Agreement and to satisfy all outstanding letter of credit obligations. Voluntary prepayments of 2019 Term Loans will be subject to (i) a make-whole premium for prepayments on or prior to the second anniversary of the Closing Date, and (ii) a prepayment premium of 103% of the principal amount prepaid after the second anniversary but on or prior to the third anniversary of the Closing Date. Voluntary prepayments of the Non-Extended Term Loans (if any) will continue to be subject to the premiums set forth in the Existing Credit Agreement.

Interest and Applicable Margins

The interest rates will be based on, at Affinion Group’s option, with respect to (A) 2019 Term Loans, (x) the higher of (i) adjusted LIBOR and (ii) 1.00%, in each case plus 5.75% (of which, from the Closing Date through the third anniversary thereof, 1.75% may be paid in kind, thereafter through the fourth anniversary thereof, 1.25% may be paid in kind, and thereafter, 0.75% may be paid in kind), or (y) the highest of (i) the prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.00% (“ABR”), in each case plus 4.75% (of which, from the Closing Date through the third anniversary thereof, 1.75% may be paid in kind, thereafter through the fourth anniversary thereof, 1.25% may be paid in kind, and thereafter, 0.75% may be paid in kind), and (B) revolving loans under the Amended Credit Agreement (x) the higher of (i) adjusted LIBOR and (ii) 1.00%, in each case plus 4.00%, or (y) the highest of (i) the prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.00% (“ABR”), in each case plus 3.00%. The interest rates for the Non-Extended Term Loans (if any) will continue to be the same as those set forth in the Existing Credit Agreement.

Additionally, if any amount payable under the Amended Credit Agreement is not paid when due, (i) all overdue amounts owing under the Amended Credit Agreement will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% or at the ABR plus the applicable margin plus an additional 2.0% if no rate is otherwise applicable thereto and (ii) all other principal amounts outstanding under the Amended Credit Agreement will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Affinion Group will have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding ABR loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to an ABR loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest will be payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to ABR loans, interest will be payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime ABR rate, and loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and actual days elapsed.

Guarantees and Collateral

Affinion Group’s obligations under the Amended Credit Agreement will continue to be guaranteed by Holdings and by each of Affinion Group’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions, and certain existing and subsequently acquired foreign subsidiaries, subject to certain exceptions.

The Amended Credit Agreement will continue to be secured to the extent legally permissible by substantially all the assets of (i) Affinion Holdings, which will continue to consist of a perfected first-priority pledge of all Affinion Group’s capital stock and (ii) Affinion Group and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by Affinion Group or any subsidiary guarantor (which pledge, with respect to stock of certain foreign subsidiaries, may be limited to 100% of the non-voting stock (if any) of such foreign subsidiaries and 65% of the voting stock of such foreign subsidiaries) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Affinion Group and each subsidiary guarantor, subject to certain exceptions.

Covenants

The Amended Credit Agreement will contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. We expect that the negative covenants in the Amended Credit Agreement will include, among other things, limitations (all of which are subject to certain exceptions) on Affinion Group’s and its restricted subsidiaries’ (and in certain cases, Affinion Holdings’) ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase Affinion Group’s or such restricted subsidiary’s capital stock;

•	prepay, redeem or repurchase certain of Affinion Group’s or such restricted subsidiary’s junior indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt (and certain senior unsecured debt);

•	enter into agreements that would restrict the ability of Affinion Group’s subsidiaries to pay dividends;

•	change Affinion Group’s or such restricted subsidiary’s business or the business of its subsidiaries;

•	merge or enter into acquisitions;

•	sell Affinion Group’s or such restricted subsidiary’s assets; and

•	enter into transactions with Affinion Group’s affiliates.

In addition, the Amended Credit Agreement will require Affinion Group to comply with a maximum ratio of senior secured debt to EBITDA (as defined in the Amended Credit Agreement).

Events of Default

The events of default under the Amended Credit Agreement will include, among others, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the Amended Credit Agreement) and cross-events of defaults and acceleration on material indebtedness. Upon the occurrence of an event of default and the acceleration of the outstanding term loans under the Amended Credit Agreement (including, without limitation, by way of automatic acceleration), the applicable prepayment premium that would have been due if the term loans were optionally prepaid at such time shall also become due and payable.

The foregoing summary of the Support Agreement, including the summaries of the New Stockholders’ Agreement, the New Registration Rights Agreement, the New MIP, the Second Lien Credit Financing and the Amended Credit Agreement, does not purport to be complete and is subject to, and qualified in its entirety by, the form of the Support Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Forbearance Agreements

On February 19, 2019, a cash interest payment of approximately $22.2 million was due under our Credit Agreement, dated as of May 10, 2017, among Affinion Group, Affinion Holdings, the lenders from time to time party thereto, HPS Investment Partners, LLC, as administrative agent and collateral agent for the lenders, and HPS Investment Partners, LLC as lead arranger, syndication agent, documentation agent and bookrunner (as amended, by that First Amendment to Credit Agreement, dated November 30, 2017, Second Amendment to Credit Agreement, dated May 4, 2018, Third Amendment to Credit Agreement, dated July 16, 2018, Fourth Amendment to Credit Agreement, dated as of November , 2018, and as further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Existing Credit Agreement”). On February 26, 2019, Affinion Group entered into a forbearance agreement (the “First Forbearance Agreement”) with the requisite lenders under the Existing Credit Agreement in which such requisite lenders agreed to forbear until March 5, 2019, from taking any action with respect to the failure of Affinion Group to pay interest on the loans as required under the Existing Credit Agreement on February 19, 2019 (the “Interest Payment Date”) that would otherwise constitute a default under the Existing Credit Agreement and constitute an event of default under Section 7.01(c) of the Existing Credit Agreement if not paid within five business days of the Interest Payment Date, and as a result of a termination event under the First Forbearance Agreement.

On March 1, 2019, Affinion Group entered into a forbearance agreement (the “Second Forbearance Agreement”) in connection with the Support Agreement with the requisite lenders under the Existing Credit Agreement in which such requisite lenders agreed to forbear until the earlier of June 3, 2019 and certain events of termination, from taking any action with respect to the failure of Affinion Group (i) to pay interest on the loans as required under the Existing Credit Agreement on the Interest Payment Date that would otherwise constitute a default under the Existing Credit Agreement and constitute an event of default under Section 7.01(c) of the Existing Credit Agreement if not paid within five business days of the Interest Payment Date, (ii) to deliver audited financial statements for the fiscal year ended December 31, 2018 that are not qualified in any material respect on or prior to the date that is 90 days after December 31, 2018 that would otherwise constitute a default and, if not remedied within 5 days after notice from the agent under the Existing Credit Agreement, that would constitute an event of default and (iii) to comply with the requirements of Section 5.13 of the Existing Credit Agreement that otherwise constitute a default and, if not remedied within 30 days after notice from the agent under the Existing Credit Agreement, that would constitute an event of default, in each case.

The foregoing descriptions of the First Forbearance Agreement and Second Forbearance Agreement are summaries only and are each qualified in their entirety by reference to the complete text of the First Forbearance Agreement and Second Forbearance Agreement, respectively, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Investor Purchase Agreement

On March 4, 2019, affiliates of Elliott Management Corporation (“Elliott”), Metro SPV LLC, an affiliate of ICG Strategic Equity Advisors LLC (“Metro SPV”), Mudrick Capital Management, LP (“Mudrick”), affiliates of Empyrean Capital Partners, L.P. (“Empyrean”) and Corbin Capital Partners, L.P. (collectively, in such capacity, the “Financing Parties”) entered into the amended and restated investor purchase agreement with Affinion Holdings and Affinion Group, whereby the Financing Parties (or affiliates of the Financing Parties) agreed to purchase from the Company an aggregate principal amount of New Notes that are unpurchased in the Rights Offering. The investment under the Investor Purchase Agreement would be made at or about (i) the closing of the Rights Offering, in the case of a Recapitalization, subject to (x) all conditions to the Financing Parties’ obligations under the Investor Purchase Agreement have been satisfied or waived in accordance with the terms thereof, (y) all conditions to the consummation of the Exchange Offer and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the Recapitalization in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the Recapitalization, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the Recapitalization); or (ii) on the effective date of the Prepackaged Plan, in the case of an In-Court Restructuring, subject to (x) all conditions to the Financing Parties’ obligations under the Investor Purchase Agreement have been satisfied or waived in accordance with the terms thereof, (y) all conditions to the consummation of the Prepackaged Plan and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the In-Court Restructuring in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the In-Court Restructuring, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the In-Court Restructuring).

On the closing of the Exchange Offer, the Company shall pay the Financing Parties, in accordance with the terms of the Investor Purchase Agreement, a financing premium of (i) $57 million in aggregate principal amount of New Notes and (ii) New Common Stock equal to 12.5% of the outstanding New Common Stock, after giving effect to the Exchange Offer, the Merger, the Pre-Emptive Offer and the payment of such financing premium (but before giving effect to any dilution from the New MIP and, in the case of the Recapitalization, the New Investor Warrants).

The foregoing description of the Investor Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Investor Purchase Agreement, a copy of which is attached as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger and Warrant Agreement Amendment

In connection with the contemplated Exchange Offer, on February 28, 2019, the holders of 66-2/3% of the issued and outstanding warrants (the “Existing Penny Warrants”) to purchase common stock, par value $0.01 per share, of Affinion Holdings (the “Existing Common Stock”), issued pursuant to that certain Warrant Agreement, dated as of May 10, 2017, by and between Affinion Holdings and American Stock Transfer & Trust Company, LLC, as transfer agent (the “Existing Warrant Agreement”), consented to an amendment to the Existing Warrant Agreement as a result of which the Existing Penny Warrants, if unexercised, will be mandatorily cashlessly exercised immediately following the consummation of the Exchange Offer but immediately prior to the consummation of the Merger (as defined below). Certain Consenting Stakeholders have informed the Company that they desire to exercise their warrants using full physical settlement, subject to, and effective immediately following, the consummation of the Exchange Offer but immediately prior to the consummation of the Merger. Any investor that properly submits an exercise notice prior to the mandatory exercise will be able to exercise their Existing Penny Warrants for cash in accordance with the terms of the Existing Warrant Agreement. In addition, Metro SPV LLC, which holds a limited warrant to purchase Existing Common Stock (the “Limited Warrant”), has conditionally exercised for cash its Limited Warrant, subject to, and effective immediately following, the consummation of the Exchange Offer but immediately prior to the consummation of the Merger.

Immediately following the consummation of the Exchange Offer and the exercises of the Existing Penny Warrants and the Limited Warrant, AGHI Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Affinion Holdings (“Merger Sub”), will merge with and into Affinion Holdings with Affinion Holdings as the surviving entity (the “Merger”). The Merger has been approved by the board of directors and stockholders of each of Affinion Holdings and Merger Sub. As a result of the Merger, (i) each holder of Class C Common Stock, par value $0.01 per share, of Affinion Holdings or Class D Common Stock, par value $0.01 per share, of Affinion Holdings (the “Class C/D Common Stock”) that does not properly exercise appraisal rights will receive for each share of Class C/D Common Stock cash equal to $0.01 per share of Class C/D Common Stock held thereby, (ii) each holder of Existing Common Stock, including as a result of the exercise of Existing Penny Warrants and the Limited Warrant as described above, that does not properly exercise appraisal rights will receive for each share of Existing Common Stock 0.091057 New Investor Warrants to be issued by Affinion Holdings (the “New Investor Warrants”) and (iii) each holder of Class M Common Stock will receive for each share of Class M Common Stock one share of New Common Stock of the surviving entity. In connection with the Issuance of the Class M Common Stock, the Company and its stockholders approved an amendment to Affinion Holdings Fourth Amended and Restated Certificate of Incorporation to create a new class of common stock, designated as “Class M Common Stock,” having par value $0.01 per share (the “Charter Amendment”).

Each New Investor Warrant will be exercisable for one share of New Common Stock at any time, subject to required regulatory approval and filings. In order to exercise its New Investor Warrant, a holder of New Investor Warrants will need to submit an exercise notice to Affinion Holdings, together with the exercise price equal initially to approximately $65.00 per share. The exercise price will be calculated based on the equity value implied by a $1.75 billion total enterprise value and actual capitalization at close of the Recapitalization. Initially, each share of New Investor Warrant is convertible into one share of New Common Stock.

The New Investor Warrants will be immediately exercisable upon issuance at the option of the holders thereof, and will be mandatorily redeemable by Affinion Holdings on the fifth year anniversary of the initial issuance thereof, for $0.01 per share.

New Investor Warrants will not be exercisable if the recipient of the New Common Stock to be issued upon exercise has failed to obtain any required consents or waivers from, or failed to file any required notices with, any applicable governmental agency, including the U.K. Financial Conduct Authority.

Each New Investor Warrant will be an unregistered security issued pursuant to an exception or exemption from the registration requirements of the Securities Act.

The New Investor Warrants will not be entitled to participate in dividends on New Common Stock but instead will benefit from customary anti-dilution protections that result in an adjustment of the conversion price when and if dividends, distributions or stock buy-backs are effected. In addition to the anti-dilution adjustments to exercise price in the event of dividends and distributions declared and paid on New Common Stock, the New Investor Warrant has limited and customary anti-dilution adjustments for stock dividends, splits, reverse-splits, reclassifications, reorganizations and similar transformative transactions that alter, amend or modify the New Common Stock.

Upon exercise, such holders will be required to execute joinders to the New Stockholders’ Agreement.

In accordance with the terms of the Existing Shareholders Agreement, the Charter Amendment and Affinion Holdings’ entry into the Merger Agreement is conditioned on the mailing of the Information Statement on Schedule 14C announcing the action by written consent of stockholders in lieu of a meeting, authorizing the Charter Amendment and Affinion Holdings’ entry into the Merger Agreement, and the passage of the applicable 20 day period.

The foregoing summary of the Charter Amendment and Existing Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Charter Amendment and the Existing Warrant Agreement, respectively, copies of which are attached as Exhibit 3.1 and Exhibit 10.5, respectively, to this Current Report on Form 8-K and is incorporated by reference herein.

DIP Commitment Letter

On March 3, 2019 Affinion Group obtained, in connection with, and conditioned on, the potential filing of a optional prepackaged plan of reorganization under the Bankruptcy Code, a commitment (the “DIP Commitment”) for a super-priority senior secured debtor-in-possession term loan facility (the “DIP Facility”) pursuant to the terms of a commitment letter (the “DIP Commitment Letter”) with HPS Investment Partners, LLC, Manchester Securities Corp. and Zev Investments Limited. The DIP Facility commitments are in an aggregate amount of $55 million. The Company will be required to pay certain fees in connection with the DIP Facility, including, among other things: (a) an upfront fee equal to 1.25% multiplied by $40,000,000 of the DIP Facility commitments, (b) an exit fee of 1.00% of the DIP Commitment loans paid and/or terminated and (c) a put option premium in an amount equal to 1.75% multiplied by $40,000,000 of the DIP Facility commitments.

The foregoing summary of the DIP Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the DIP Commitment Letter, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

The information set forth in Item 7.01 of this Current Report on Form 8-K regarding the Supplemental 2018 Report is hereby incorporated by reference into this Item 2.02.

The foregoing information is being furnished pursuant to this Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as expressly set forth by specific reference in such a filing.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Charter Amendment is hereby incorporated by reference into this Item 5.03.

Item 7.01	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities or the Exchange Act except as expressly set forth by specific reference in such a filing.

Affinion Holdings previously executed confidentiality agreements with the Consenting Stakeholders in order to facilitate discussions with the Consenting Stakeholders concerning the Recapitalization. Pursuant to the confidentiality agreements, we agreed to disclose publicly, after a specified period, certain information. The information included in this Current Report on Form 8-K is being furnished to satisfy our public disclosure obligations under such confidentiality agreements.

On March 4, 2019, Affinion Holdings and Affinion Group issued a press release announcing the Recapitalization through the Exchange Offer, the solicitation of consents to the Proposed Amendments and the Rights Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference. As disclosed above, the new securities to be issued pursuant to the Recapitalization have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The offering of the New Common Stock and the New Notes will only be made pursuant to the Offering Memorandum and a separate rights offering document for the rights offering to holders of Existing Common Stock.

Supplemental 2018 Report

The Company is providing certain information to holders of the Existing Notes in connection with the Exchange Offer, Consent Solicitation and Rights Offering about itself and its subsidiaries, including the preliminary unaudited supplemental financial and other information of Affinion Holdings as of, and for the three years ended December 31, 2018 (the “Supplemental 2018 Report”). The Supplemental 2018 Report is attached to this Current Report on Form 8-K as Exhibits 99.1. There can be no assurance that the Company’s financial statements as of and for the year ended December 31, 2018 will not differ from these estimates, including as a result of year-end closing procedures, review adjustments, and any such changes could be material. As a result of the foregoing considerations, you are cautioned not to place undue reliance on the financial statements and preliminary financial data included therein.

Summary of the New Notes

General

If the Recapitalization is consummated, Affinion Group will issue to participating eligible holders New Notes under a new indenture (the “New Indenture”) by and among Affinion Group, the guarantors party thereto and GLAS Trust Company LLC, as trustee.

The New Notes will be unsecured senior obligations of Affinion Group, as issuer, and each of Affinion Holdings’ and Affinion Group’s restricted subsidiaries that guarantee the Credit Agreement (collectively, the “Guarantors”), as guarantors; provided that the obligations of any guarantor that is organized in any jurisdiction other than the United States or the United Kingdom with respect to its guarantee will be subordinated in right of payment to the prior payment in full in cash of all obligations under the Amended Credit Agreement (as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified). The New Notes will mature on the date that is five years and six months from the settlement date for the contemplated Exchange Offer (the “Settlement Date”), at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

Interest

Interest on the New Notes will accrue at a rate per annum of 18.00%. Interest on the New Notes will be payable semi-annually in arrears on the six- and twelve-month anniversaries of the Settlement Date, commencing on the six-month anniversary of the Settlement Date. The Company will make each interest payment to the holders of record of the New Notes on the fifteenth calendar day immediately preceding the related interest payment date. The New Notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Settlement Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will be payable on the New Notes by increasing the principal amount of each holder’s New Notes in the register by an amount equal to the amount of interest for the applicable interest period (rounded up to the nearest whole dollar) for such holder’s New Notes (the “PIK Payment”). Following an increase in the principal amount of New Notes as a result of a PIK Payment, such New Notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made.

Optional Redemption/Change of Control

The Company may redeem the New Notes, at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Subject to the terms of the Amended Credit Agreement, at any time, upon a Change of Control (as defined in the New Indenture), holders will have the right to require Affinion Group to make an offer to purchase the holders’ New Notes, in each case at a purchase price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Covenants

The New Indenture will contain no financial covenants but will contain certain covenants that will, among other things, limit the Affinion Group’s ability and the ability of its restricted subsidiaries to, among other things, (i) incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock; (ii) pay dividends or make distributions; (iii) repurchase or redeem capital stock of Affinion Group or any parent of Affinion Group or subordinated indebtedness of Affinion Group or any restricted subsidiary of Affinion Group; (iv) make investments or acquisitions; (v) incur restrictions on the ability of certain of Affinion Group’s subsidiaries to pay dividends or to make other payments to Affinion Group; (vi) enter into transactions with affiliates; (vii) create liens; (viii) merge or consolidate with other companies or transfer all or substantially all of Affinion Group’s assets; and (ix) prepay, redeem or repurchase debt that is junior in right of payment to the New Notes.

These covenants will be subject to a number of important exceptions and qualifications, including, without limitation, exceptions that expressly permit the Recapitalization. In addition, the covenants will restrict Affinion Holdings’ ability to engage in certain businesses or business activities. Affinion Group will be required to deliver financial statements of Affinion Group and its restricted subsidiaries.

Ranking

As of December 31, 2018, after giving effect to the Recapitalization the New Notes would have ranked effectively junior to approximately $719 million of Affinion Group’s secured indebtedness, all of which would have consisted of borrowings under the Credit Agreement

Summary of the New Penny Warrants

Exercise Price

Each New Penny Warrant will be exercisable for one share of Common Stock at a price equal to $0.01.

Anti-Dilution

The New Penny Warrants will contain customary provisions for the adjustment of the number of shares of New Common Stock issuable upon exercise in the event of the occurrence of any organic dilutive (or anti-dilutive) events, including, but not limited to, splits, combinations, stock dividends and similar transactions, as well as in the event of dividends or distributions in respect of New Common Stock to the extent that holders of New Penny Warrants are not permitted to participate on an as-exercised basis. The New Penny Warrants will automatically adjust such that following the consummation of the Investor Purchase Agreement and the Pre-Emptive Rights Offer, the New Penny Warrants offered in the Exchange Offer and pursuant to the Investor Purchase Agreement (excluding the New Penny Warrants to be issued in respect of the funding premium) will represent approximately 10% of the fully diluted ownership of Affinion Holdings after giving effect to issuances pursuant to the Exchange Offer, the Investor Purchase Agreement and the Pre-Emptive Rights Offer, but without giving effect to options and restricted stock units granted under Affinion Holdings’ management compensation and incentive plans.

Exercise; Term

The New Penny Warrants will be immediately exercisable upon issuance and will have no stated expiration date. All of the New Penny Warrants will be mandatorily exercised no later than two business days of Elliott having received all regulatory approvals of, and submitted all required notices to, any governmental entity whose consent from, or notice to, is required for Elliott’s exercise of its New Penny Warrants.

Restrictions on Exercise

New Penny Warrants will not be exercisable if the recipient of the New Common Stock to be issued upon exercise has failed to obtain any required consents or waivers from, or failed to file any required notices with, any applicable governmental agency, including the U.K. Financial Conduct Authority.

Form; Registration Rights

New Penny Warrants will be an unregistered security issued pursuant to an exception or exemption from the registration requirements of the Securities Act.

Dividends

Holders of exercisable New Penny Warrants will be entitled to participate in dividends on an as-exercised basis.

Voting; Registration Rights; Other Rights

Holders will not be entitled to any other rights of holders of New Common Stock until, and to the extent, they have validly exercised their New Penny Warrants. Upon exercise, such holders will be required to execute signature pages to the New Stockholders’ Agreement.

Pre-Emptive Rights Offer

In accordance with its obligations under its Shareholders Agreement, dated as of November 9, 2015, by and between Affinion Holdings and the investors party thereto, as amended (the “Existing Shareholders Agreement”), and in connection with the offer of Class M Common Stock and/or New Penny Warrants pursuant to the Exchange Offer and pursuant to the Investor Purchase Agreement, we will be offering to each holder of 1% or more of the issued and outstanding Existing Common Stock as of March 6, 2019, (each, a “Pre-Emptive Rights Holder”) the right (a “Pre-Emptive Right”) to purchase with cash up to such Pre-Emptive Rights Holder’s pro rata share (as determined in accordance with the Existing Shareholders Agreement) of approximately 4.8 million shares of Class M Common

Stock at a purchase price equal to $85.92 per share of Class M Common Stock (the “Pre-Emptive Rights Offer”). There will be no oversubscription rights or overallotments to Pre-Emptive Rights Holders in respect of Class M Common Stock not subscribed for in the Pre-Emptive Rights Offer. Pre-Emptive Rights Holders that wish to exchange Existing Notes for Class M Common Stock will be required to do so in the Exchange Offer. We currently expect that the deadline for the Pre-Emptive Rights Holders to elect to participate in the Pre-Emptive Rights Offer will be March 19, 2019, which is the tenth (10th) business day after the expected mailing of notice thereof to the Pre-Emptive Rights Holders (the “Pre-Emptive Rights Notice”), and any such exercise will be irrevocable. We currently expect the purchase and sale of Class M Common Stock under the Pre-Emptive Rights Offer, which is conditioned upon the consummation of the Exchange Offer, will be settled simultaneously with the settlement of the Exchange Offer.

By participating in the Exchange Offer, any Eligible Holder shall be deemed to have acknowledged and agreed that such Eligible Holder waives its pre-emptive rights as set forth in the Existing Shareholders Agreement to the extent of such participation in the Exchange Offer. Should an investor tender Existing Notes in the Exchange Offer attempt to exercise its Pre-Emptive Rights, we may, in our sole discretion, elect to reject all or a portion of such investor’s exercise of its Pre-Emptive Rights. In addition to the parties to the Support Agreement, certain other holders of the Existing Common Stock have agreed to waive their pre-emptive rights and will not participate in the Pre-Emptive Rights Offer.

Capitalization

The following table sets forth, as of December 31, 2018, Affinion Holdings’ unaudited capitalization. The table also set forth Affinion Holdings’ unaudited capitalization as adjusted to give effect to the Exchange Offer and other transactions contemplated by the Recapitalization as if they had occurred on December 31, 2018. This table should also be read in conjunction with the unaudited preliminary financial information and management’s discussion and analysis of financial condition and results of operations included in the Supplemental 2018 Report.

The adjustments relating to the Exchange Offer are shown assuming the minimum participation threshold of 95.5% of the principal amount of Lender Claims and 98% of the principal amount of Note Claims in the Exchange Offer.

Affinion Holdings Capitalization as of December 31, 2018

	Pro Forma Minimum
($ in millions)	Unaudited 12/31/2018	Adj.	Pro Forma
Debt(1)
First Lien Revolver	100	(100)	—
First Lien Term Loan(2)	837	(795)	42
Step-Up Notes	682	(668)	14
Amended First Lien Term Loan	—	676	676
Unsecured Notes	—	357	357

Total Debt	$1,619	($530)	$1,089

(1)	Assumes Second Lien Credit Facility remains undrawn.
(2)	Assumes $20 million of rights offering proceeds is not used to pay holdout term lenders.

Risk Factors

Our preliminary unaudited financial data for the year ended December 31, 2018 has been prepared by and is the responsibility of our management and there can be no assurance that our audited results for the year ended December 31, 2018 will not differ materially from these preliminary unaudited results.

The preliminary unaudited financial data for the year ended December 31, 2018 is preliminary and has been prepared by and is the responsibility of our management. There can be no assurance that our final results for the year ended December 31, 2018 will not differ from these unaudited results, including as a result of year-end closing procedures, review adjustments, and any such changes could be material. As a result of the foregoing considerations, you are cautioned not to place undue reliance on this preliminary unaudited financial information.

Even if we successfully complete the Recapitalization, we will still be highly leveraged and our substantial indebtedness could adversely affect our ability to raise additional debt to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt.

We are a highly leveraged company and will continue to be a highly leveraged company following the Recapitalization. As of December 31, 2018, we had approximately $1.6 billion (unaudited) principal amount of outstanding indebtedness. As of December 31, 2018, the estimated annual 2019 principal and interest payments on our debt will be approximately $113.0 million (unaudited) prior to giving effect to the Recapitalization. After giving effect to the Recapitalization as if they had been consummated on December 31, 2018, assuming 100% participation by the holders of Existing Notes in the Exchange Offer, as of December 31, 2018, our estimated annual 2019 cash interest payments on our debt will be reduced to approximately $50.0 million (unaudited). Our ability to generate sufficient cash flow to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside of our control. Our business may not generate sufficient cash flow to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets and/or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•

it may materially limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing expenditures;

•

a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness under the Amended Credit Agreement, and will not be available for other purposes;

•	it may materially limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a material competitive disadvantage and may have a negative impact on our ability to attract and retain clients;

•	it may make us more vulnerable to downturns in our business or the economy or requests from our clients and vendors for more favorable business terms;

•	it may materially restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may materially limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

If we incur additional indebtedness, the value of your investment in the New Common Stock and New Notes may decline.

The terms of the New Notes Indenture and the Amended Credit Agreement may restrict each of Affinion Group’s and the Guarantors’ current and future operations, particularly their ability to respond to changes in their respective businesses or to take certain actions.

The terms of the New Notes Indenture and the Amended Credit Agreement will contain a number of restrictive covenants that impose significant operating and financial restrictions on each of Affinion Group and the Guarantors, including restrictions on their ability to, among other things:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	pay dividends or make distributions to their respective stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of their respective subsidiaries to pay dividends or to make other payments to it;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of their respective assets; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the New Notes.

In addition, the Amended Credit Agreement will require Affinion Group to maintain a maximum senior secured leverage ratio. As a result of these covenants, Affinion Group will be limited in the manner in which it conducts its business and it may be unable to engage in favorable business activities or finance future operations or capital needs without seeking waivers from the lenders.

If we fail to comply with the covenants contained in the Amended Credit Agreement, an event of default, if not cured or waived, could result under the Amended Credit Agreement, and the lenders thereunder:

•	will not be required to lend any additional amounts to Affinion Group;

•

could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing the Amended Credit Agreement; and

•	could require Affinion Group to apply all of its available cash to repay these borrowings;

any of which could result in an event of default under the New Notes.

If the indebtedness under the New Notes or the Amended Credit Agreement were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt following the Recapitalization. This could intensify the risks described above.

The terms of the Amended Credit Agreement and the New Notes Indenture will contain restrictions on our ability and that of any of our subsidiaries to incur additional indebtedness. However, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—Even if we successfully complete the Recapitalization, we will still be highly leveraged and our substantial indebtedness could adversely affect our ability to raise additional debt to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt.”

Affinion Group may not be able to generate sufficient cash to service all of its indebtedness, including paying the New Notes at maturity, and may be forced to take other actions to satisfy its obligations under its indebtedness that may not be successful.

Affinion Group’s ability to pay principal of the New Notes at maturity and to satisfy its debt obligations will depend upon, among other things:

•

its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond its control; and

•	the future availability of borrowings under the Amended Credit Agreement, the availability of which depends on, among other things, our complying with the covenants in the Amended Credit Agreement.

We cannot assure you that Affinion Group’s business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the Amended Credit Agreement or otherwise, in an amount sufficient to fund our liquidity needs.

If Affinion Group’s cash flows and capital resources are insufficient to service its indebtedness, it may be forced to reduce or delay marketing spend and/or capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness, including the New Notes. These alternative measures may not be successful and may not permit Affinion Group to meet its scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including the Amended Credit Agreement and the New Notes Indenture, may restrict Affinion Group from adopting some of these alternatives. In the absence of sufficient operating results and resources, Affinion Group could face substantial liquidity problems and might be required to dispose of material assets or operations and/or reduce or delay marketing spend and/or capital expenditures to meet its debt service and other obligations. In the case of dispositions, Affinion Group may not be able to consummate them for fair market value or at all. Furthermore, any proceeds that Affinion Group could realize from any such dispositions may not be adequate to meet its debt service obligations then due. Furthermore, none of Affinion Holdings’ equity holders have any continuing obligation to provide Affinion Group with debt or equity financing.

In the event that we are unable to complete the Recapitalization, there is substantial doubt about our ability to continue as a going concern for the next twelve months due to our significant liquidity concerns and we may need to file for bankruptcy protection without the benefit of a prepackaged plan.

Absent completion of the Recapitalization, we do not expect our forecasted cash and credit availability to be sufficient to cure our current interest payment default under the Existing Credit Agreement. On March 1, 2019, the Consenting Lenders have provided a forbearance agreement with respect to our current default under the Existing Credit Agreement. If the Recapitalization is not completed on or before June 3, 2019 or the forbearance agreement is otherwise terminated and the Consenting Lenders are unwilling to further extend their forbearance agreement, we may need to seek bankruptcy protection without the benefit of a prepackaged plan.

Each of Affinion Holdings and Affinion Group is a holding company with no direct operations and no significant assets other than the direct and indirect ownership of its subsidiaries and all of their net revenues are earned by their direct and indirect subsidiaries. Our ability to service our indebtedness depends upon the performance of these subsidiaries and their ability to make distributions.

Each of Affinion Holdings and Affinion Group is a holding company and all of their operations are conducted by their subsidiaries. Therefore, our cash flows and our ability to service indebtedness will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

The terms of the Amended Credit Agreement and the terms of the New Notes Indenture will significantly restrict Affinion Holdings’ subsidiaries from paying dividends and otherwise transferring assets to Affinion Holdings. The terms of each of those debt instruments provide Affinion Group and its subsidiaries with “baskets” that can be used to make certain types of “restricted payments,” including dividends or other distributions to Affinion Holdings. The terms of any future indebtedness incurred by Affinion Holdings or any of its subsidiaries may include additional restrictions on their ability to make funds available to Affinion Holdings, which may be more restrictive than those contained in the terms of the Amended Credit Agreement and the terms of the New Notes Indenture.

Our subsidiaries are separate and distinct legal entities and, except for the existing and future subsidiaries that are or will be subsidiary guarantors of Affinion Group’s Amended Credit Agreement or the New Notes Indenture, they will have no obligation, contingent or otherwise, to pay amounts due under our indebtedness or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

We derive a substantial amount of our revenue from the customers we obtain through only a few of our clients.

We derive a substantial amount of our net revenue from the customers we obtain through only a few of our clients. In 2018, we derived approximately 43% of our unaudited net revenues from customers we obtained through the 10 largest clients of our approximately 2,900 clients.

With respect to our loyalty and engagement solutions operations, many of our key client relationships are governed by agreements that may be terminated at any time without cause by our clients upon notice of as few as 90 days without penalty. Some of our agreements may be terminated at any time by our clients upon notice of as few as 30 days without penalty. Our clients are not subject to minimum volume or marketing commitments that are material, individually or in the aggregate. Moreover, under many of these agreements, our clients may cease or reduce the value of loyalty points or their marketing of our programs and solutions without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key clients may be selected for bidding through a request for proposal process. As a result of the regulatory supervisory audits and inquiries of certain of our financial institution clients, certain clients have terminated their agreements with us or ceased marketing our programs and solutions to, or ceased billing, their customers. The loss of such clients or, with regard to our largest clients, the loss of any substantial portion of the business derived from such client, the cessation of support of their loyalty programs or their marketing of our programs and solutions or the billing of their customers or a decline in their businesses could have a material adverse effect on our future revenue from existing programs and solutions of which such client’s customers are customers of ours and could adversely affect our ability to further market new or existing programs and solutions through such client to prospective customers.

For example, one of our key loyalty clients had indicated to us that they might move a significant portion of their business with us to an alternative provider beginning as early as the second quarter of 2018. On October 4, 2018, this key loyalty client transitioned approximately one-third of their existing business with us to the alternative provider. On October 26, 2018, the key loyalty client migrated substantially all of the remainder of their business with us to the alternative provider. As of the date of this Offering Memorandum, we have been unable to expand an existing partner relationship into additional offerings or otherwise replace the lost revenues from such key loyalty client in the near term, which has had a material adverse impact on our liquidity, results of operations and financial condition. There can be no assurance that more of our clients or any of our largest clients, who individually represent a material portion of our revenues, will not terminate their relationship with us, cease or reduce support of their loyalty program or their marketing of our programs and solutions, cease the billing of their customers or suffer a decline in their business. If other clients terminate or do not renew their relationships with us and we are required to cease providing our programs and solutions to, or cease billing, their customers, then we could lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

Our typical global customer engagement and legacy membership product agreements with clients provide that after termination of the contract we may continue to provide our programs and solutions to existing customers under the same economic arrangements that existed before termination. However, in some cases, our clients have violated, and others may in the future nonetheless violate, their contractual obligations and cease facilitating the billing of such existing subscribers. Also, under agreements with our clients for which we market under a fee for service arrangement and have not incurred any marketing expenditures, our clients generally may require us to cease providing programs and solutions to existing subscribers upon termination of the fee for service arrangement. Further, clients under certain agreements also have required, and may continue to require, us to cease providing programs and solutions to their customers under existing arrangements if the contract is terminated for material breach by us or due to a change in the law or regulations. If more of these clients were to terminate our agreements with them, and require us to cease providing our programs and solutions to, or cease billing, their customers, then we could continue to lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

We expect the declines in our Adjusted EBITDA for 2019 and in the near term will be significantly greater than those experienced in the past. We may be unable to achieve annual Adjusted EBITDA growth over the mid- to long-term future periods.

We expect that our Adjusted EBITDA for 2019 and in the near term will decline at a significantly greater rate than those experienced in the past. For example, although our unaudited adjusted EBITDA in 2016 declined by approximately 12.5% from 2015, we anticipate that the decline of our unaudited Adjusted EBITDA in 2019 compared to 2018 will be at a significantly higher rate. We may not be able to achieve Adjusted EBITDA consistent with our unaudited 2018 results or achieve annual unaudited Adjusted EBITDA growth in the near term, if at all. In order to lessen the decline in our Adjusted EBITDA in the near term and achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns for our investments, retain key clients and expand those relationships, develop relationships with new key clients, grow our loyalty and customer engagement operations, maintain or exceed the renewal rate and profitability of our subscriber base and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. A variety of risks and uncertainties could cause our Adjusted EBITDA to continue to decline beyond 2019, including, among others, business, economic and competitive risks and uncertainties. Accordingly, we cannot assure you that we will be able to lessen the decline in our Adjusted EBITDA in the near term or achieve Adjusted EBITDA growth over the mid-to long term future periods.

We may lose subscribers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our failure to invest in our business, introduce these products or services or to develop new programs and solutions, or the introduction or announcement of new programs and solutions by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new programs and solutions or that such new programs and solutions will generate sufficient cash flows and revenues to offset the expected decrease in our Legacy Membership and Package segment. Our failure to develop, introduce or expand our programs and solutions or to make other investments in our business, such as marketing or capital expenditures, could result in a material loss of clients or subscribers and materially reduce our revenues, cash flow from operations and profitability.

We may be significantly affected by the loss of any of our key clients and we must replace the clients and customers we lose in the ordinary course of business. If we fail to retain or replace our customers, particularly our largest customers, our revenue may decline and our client and customer base will decline, resulting in material adverse effects to our financial condition.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of clients or customers has occurred historically, and in the future may occur, due to numerous factors, including:

•	changing customer preferences;

•	changes in the value proposition for loyalty program points;

•	other less expensive or more accessible sources for gift cards, travel, merchandise and other program benefits;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover;

•	shifts in customers’ technological demands; and

•	client and customer turnover.

Further, we also have experienced a loss of subscribers in our Legacy Membership and Package segment due to the regulatory issues at our financial institution clients, which have and may continue to cause, such clients to cancel the membership of certain subscribers. Additionally, we expect to continue to see a net loss of customers in our global customer engagement business as we continue our ongoing strategy to focus on overall profitability and generating higher revenue from each customer rather than the size of our customer base and as we increase our level of marketing investment with non-financial clients and in media where we have less response history from prior marketing efforts, which could result in lower overall consumer response and longevity than what we historically observed from our financial clients or through direct mail. Such a focus on customer concentration enhances the importance of business of individual customers. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we have historically needed to replace each year and the concentration of revenues from customers of our largest individual clients, there can be no assurance that we can successfully replace business that we lose with a customer or significant client departure. In addition, even if we are successful in adding new customers or clients with a new customer base to replace lost revenues, our profitability may still decline.

The disclosure included in our unaudited condensed consolidated financial statements for the nine months ended September 30, 2018 relating to management’s evaluation of our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued could adversely affect our ability to attract new clients and our relationships with third parties with whom we do business.

The unaudited condensed consolidated financial statements for the nine months ended September 30, 2018 included in our Form 10-Q for the quarter ended September 30, 2018 included disclosure relating to management’s evaluation of our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued and that substantial doubt existed. The disclosure referenced one of our Global Loyalty segment’s top five partners’ transition of substantially all of its existing business to an alternative provider and our progress on expanding an existing partner relationship.

In response to the loss of this key client, we began to take a number of steps to alleviate this substantial doubt. For example, we attempted to expand an existing partner relationship into additional offerings that if implemented, would mitigate the impact of the lost revenue from the loss of the above-mentioned client. At that time, we had anticipated that, if implemented, it would occur in the early part of the first quarter of 2019. However, we have not been able to replace the lost contribution by expanding the existing partner relationship in a timely manner. As a result, it has become clear to us that we would be unable to support our business strategy and make continued investments in the business given our highly leveraged capital structure and near-term liquidity needs. In order to pursue our business strategy, including making continued investments to support and enhance the business, in light of our existing cash debt service requirements and near term liquidity, we proactively began negotiations with our key stakeholders on the terms of the Recapitalization. On March 4, 2019, we entered into the Support Agreement with parties holding approximately 96% of the principal amount under the Existing Term Loans and 95% of the principal amount of the Existing Notes. We believe that the Recapitalization will allow us to deleverage our capital structure, improve our liquidity position and pursue our business strategy, including permitting us to make investments to support existing and any future business opportunities.

Notwithstanding the Company’s steps to alleviate this substantial doubt through the Recapitalization, such included disclosure in the unaudited condensed consolidated financial statements relating to management’s evaluation may negatively impact our ability to attract new clients and retain existing clients and our relationships with third parties with whom we do business, including our vendors, and employees, all of which could have a material adverse impact on our business, financial condition, results of operations and liquidity.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our clients’ and subscribers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue and/or key clients.

In addition, we receive data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our clients and subscribers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and solutions, result in a loss of subscribers and reduce our revenues and profitability.

If we fail to implement our business strategy successfully, our financial performance could be harmed.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy is to pursue initiatives that maintain and enhance our position as a global leader in the design, administration and fulfillment of comprehensive loyalty and customer engagement programs and solutions that enhance and extend the relationship of millions of consumers with our clients by creating and/or delivering valuable programs and solutions that generate incremental loyalty and to focus on attractive opportunities that will increase our profitability and cash flows. We may not be able to implement our business strategy successfully or achieve the anticipated benefits. If we are unable to do so, our long-term growth, profitability and ability to service our debt may be materially and adversely affected. Even if we are able to implement some or all of the key elements of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all. Implementation of our business strategy could also be affected by a number of factors beyond our control, such as legal developments, government regulation, general economic conditions or increased operating costs or expenses.

If we are unable to meet the rapid changes in technology, our programs and solutions and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new programs and solutions and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. Additionally, in loyalty solutions, we are differentiated by our technology platform that supports member management and points accounting functions and delivers a best-in-class experience for member rewards accounts. To remain competitive, we must meet the challenges of the introduction by our competitors of new programs and solutions using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative loyalty and customer engagement programs and solutions, the quality and breadth of the programs and solutions offered, competitive pricing and in-house marketing expertise. Our competitors offer programs and solutions similar to, or which compete directly with, those offered by us. These competitors include, among others, Maritz Loyalty Marketing, Blackhawk, Expedia, Bridge2Solutions, Epsilon, Experian, Equifax, TransUnion, AAA, Lifelock,

Intersections, Card Protection Plan, LV8, Plebicom S.A., MobileServ Limited and Lifestyle Services Group. In addition, we could face competition if our current clients were to develop and market their own in-house programs and solutions similar to ours. Furthermore, certain of our clients (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products and solutions to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs and solutions similar to those we offer;

•	our competitors will not provide programs and solutions comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•

other businesses (including our current clients) will not themselves introduce in-house programs with greater ability to invest in new technologies and upgrades and solutions similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and solutions at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and solutions that generate consumer interest and to offer a technology platform that supports member management and points accounting functions and delivers a best-in-class user experience for member rewards accounts. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between clients and program providers are often exclusive with respect to a particular program, potential clients may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and solutions provided by an existing program of a competitor.

Our profitability depends on subscribers continuing their relationship with us. Increased loss of subscribers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual subscriber relationship. This is due primarily to the timing of the servicing of the subscriber compared to the timing of billing and collection of cash from the subscriber. In addition, we experience a higher percentage of cancellations during the initial subscription period compared to renewal periods for our subscription programs. Subscribers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our subscribers’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason could result in a loss of subscribers and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of subscribers could result in a loss of significant revenues and reduce our profitability.

We depend on various third-party suppliers to supply certain programs and solutions that we market and to market certain of our programs and solutions on our behalf. The failure of these suppliers for any reason to provide these programs and solutions or market these programs and solutions in accordance with our requirements could result in subscriber dissatisfaction, expose us to increased liability and harm our business, financial condition and reputation.

We depend on various third-party suppliers, including travel and hospitality suppliers and credit content providers, to supply the programs and solutions that we market, and the quality of service they provide is not entirely within our control. If any third-party supplier were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party supplier on a timely basis or on terms as favorable to us. Additionally, if any third party supplier suffers interruptions, delays or quality problems, it could result in negative publicity and subscriber dissatisfaction which could reduce our revenues and profitability. As we are generally obligated to continue providing our programs and solutions to our subscribers even if we lose a third-party supplier, any disruption in our program, offerings could harm our reputation and result in subscriber dissatisfaction.

Furthermore, we utilize third-party suppliers to market certain of our programs and solutions on our behalf. The failure of any of our third-party suppliers to satisfy our contractual or other requirements, including the failure to comply with applicable laws or regulations, could subject us to private lawsuits or governmental investigations or proceedings, may result in our liability for damages and fines, and/or harm our reputation. If any third party supplier marketing our programs and solutions on our behalf suffers interruptions, delays or quality problems, it could reduce our revenues and profitability.

With respect to both suppliers that supply certain programs and solutions and suppliers that market certain of our programs and solutions, replacing existing third-party suppliers with more expensive third-party suppliers could increase our costs and reduce our profitability. Additionally, if third-party suppliers increase their prices for their services, it would increase our costs and could result in a reduction of our profitability.

We depend, in part, on payment processors to obtain payments for us. If our payment processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on payment processors to obtain payments for us. The payment processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a payment processor ceases operations or terminates its agreement with us, there can be no assurance a replacement payment processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Changes to the Visa and MasterCard Rules, the American Express Rules, or other rules and regulations governing card issuers or our clients that negatively impact payment processors’ operations or ability to obtain payments for us, could adversely affect our revenues and profitability. Further, to the extent payment processors or issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market and provide our programs and solutions and reduce our profitability.

Our U.S. programs and solutions are subject to extensive regulation and oversight by the Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”), the Consumer Financial Protection Bureau (“CFPB”), state attorneys general and/or other state regulatory agencies. Our programs and solutions involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Our travel programs and solutions are subject to regulation by the U.S. Department of Transportation, as well as other U.S. laws and regulations governing the offer and sale thereof. The gift cards that we provide to our clients, their customers and subscribers are subject to the Credit Card Accountability Responsibility and Disclosure Act of 2009 and similar state laws, which contain specific disclosure requirements, prohibitions or limitations on the use of expiration dates and the ability to impose certain fees. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market and/or provide our programs and solutions and reduce our revenues and profitability.

Similarly our operations in the European Economic Area are also often subject to strict regulation and oversight by regulatory agencies, including the Financial Conduct Authority (“FCA”) in the U.K. In addition, our European and international business, as a whole, is subject to regulation including data protection legislation requiring notification and obtaining consent for certain marketing limitations on the transfer of personal data from and within the European Economic Area and advertising rules regarding the content of marketing. “Distance selling” information and cancellation rules must also be followed in the EU and other international countries when we contract with consumers at a distance including via post, phone, email, text or website. In the latter case, electronic commerce rules also come into play. In the EU, these distance selling and e-commerce rules had to be implemented by each member state no later than June 13, 2014, and include requirements regarding the purchase of goods and services on the internet or by phone. Some of our products in the U.K. also involve the provision of services classified as consumer credit and therefore require additional licenses to be applied for and maintained. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email. Other rules to which we are subject in the European Economic Area include restrictions on what are considered to be unfair or misleading commercial practices and general rules on providing services involving information and basic complaint handling rules to be followed. While many of these rules are based on European Directives, different member states have varying implementation and enforcement approaches which can be difficult to navigate. New rules or changes in existing ones at a European or Member State level in countries where we operate could restrict our current practices resulting in a reduction in our revenues and profitability.

Our global operations are also subject to trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. These trade sanctions generally prohibit U.S. persons, including our controlled international subsidiaries, from engaging in certain types of transactions, such as travel bookings, with designated foreign countries, nationals, organizations, and others, which prohibitions may conflict with laws of other jurisdictions in which we operate. We are also subject to U.S. and international anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other laws in other jurisdictions that prohibit the making, receiving or offering of improper payments or other benefits for the purpose of influencing decisions, obtaining or retaining business, or obtaining preferential treatment and require us to maintain adequate record-keeping and internal controls to ensure that our books and records accurately reflect our transactions. We have implemented policies, training and compliance programs designed to prevent such prohibited practices and transactions, as well as detect such prohibited practices and transactions if they were to occur. However, there can be no assurance that our policies, training and compliance programs will effectively prevent violation of such laws and regulations. Any such violation may subject us to criminal and/or civil penalties, prohibit or limit the conduct of our business in such jurisdictions, and/or disrupt our operations as we develop new compliance procedures, any of which could adversely affect our business, our reputation and our profitability.

Some of our products require us to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by us to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulators denying our initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses we currently possess, which could severely inhibit our ability to market and/or provide these programs and solutions.

Our clients are subject to a wide variety of federal, state and foreign laws and regulations, including banking, insurance and privacy laws and supervisory audits and inquiries. Changes in the laws or regulations applicable to our clients or the failure of our clients to comply with such laws and regulations or the outcome of supervisory audits and inquiries have resulted in some of our financial institution clients terminating, and may cause others in the future to terminate, their contracts with us, to cease facilitating payment processing or to cease marketing our programs and solutions to their customers, all of which could have a material adverse impact on our business. In addition, our clients are subject to various federal and state consumer protection laws designed to ensure that consumers are protected from unfair and deceptive marketing practices. Moreover, our financial institution clients are subject to oversight by the Office of the Comptroller of the Currency (the “OCC”), Federal Deposit Insurance Corporation, the CFPB and the FCA as described below. Pursuant to such oversight, the financial institutions are required to oversee their service providers, vendors or products sold to customers of such financial institutions. As a result, our financial institution clients may impose requirements and processes that could impede our ability to market our programs and services and reduce our revenues and profitability.

The enactment of Dodd-Frank and the regulations promulgated thereunder, including those implemented by the CFPB, have imposed additional reporting, supervisory and regulatory requirements on, as well as resulted in inquiries of, us and our clients. In addition, the CFPB or other bank oversight federal agencies, such as the OCC and FCA, have issued and may continue to issue rulings or findings or enter into a settlement or consent orders with one or more of our financial institution clients that relate to the programs and solutions we provide to such financial institution, which could adversely affect our marketing with those clients or require changes to our programs and solutions to subscribers and could have a material adverse effect on our business, financial condition and results of operations. Moreover, other financial institutions may view such existing or future rulings, findings, settlements or consent orders as imposing a standard they will comply with. As a result of these regulations, supervisory audits and inquiries, settlements and consent orders, certain financial institution clients have, and others could, delay or cease marketing with us, terminate their agreements with us, require us to cease providing programs and solutions to subscribers, or require changes to our programs and solutions to subscribers that could have a material adverse effect on our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with these laws and regulations, as well as rapidly evolving expected standards, could adversely affect our business or our reputation.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions by subscribers or industry associations for any failure to comply with such regulations. Consumer complaints with respect to our industry have resulted in, and may in the future result in, state, federal and foreign regulatory and other investigations. Any changes to applicable regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us (and in some cases our management) to fines, consumer restitution, or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and solutions and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our clients the right to terminate certain of our contracts or assert claims under our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing. For further discussion of current legal and regulatory actions against us, see “—We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.”

Over the past several years, there has also been proposed legislation in several states and the European Economic Area that may impact our business. Several bills have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If such legislation is passed in one or more states or by Congress, it could impede our ability to market our programs and solutions and reduce our revenues and profitability. Legislation relating to consumer privacy may also affect our ability to collect data that we use in providing our programs and solutions, which, among other things, could negatively affect our ability to satisfy our clients’ needs.

We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and solutions, result in a loss of subscribers, reduce revenues and profitability and damage our reputation.

We are, or have been, involved in claims, legal proceedings and state, federal and foreign governmental inquiries related to employment matters, contract disputes, business and marketing practices, trademark and copyright infringement claims and other commercial matters. Additionally, certain of our clients have become, and others may become, involved in legal proceedings or governmental inquiries relating to our programs and solutions or marketing practices. As a result, we may be subject to claims under our marketing agreements. For example, on April 7, 2014 and April 9, 2014, Bank of America, N.A. and FIA Card Services, N.A. entered into consent orders (the “OCC and CFPB Consent Orders”) with the OCC and the CFPB, respectively, relating to their credit protection products and identity theft protection products (which included certain of our identity theft protection products). On April 18, 2014, Bank of America, N.A. and FIA Card Services, N.A. commenced an arbitration proceeding against Affinion Group and Trilegiant Corporation, a wholly-owned subsidiary of Affinion Group (“Trilegiant”) pursuant to the terms of the parties’ servicing agreements. In the arbitration proceeding, Bank of America asserted various causes of action and requests for monetary and other relief, including a demand for contractual indemnification of the losses and costs, including in particular customer refunds and reasonable attorneys’ fees that Bank of America incurred related to the OCC and CFPB Consent Orders. On May 16, 2014, Trilegiant commenced two separate arbitration proceedings against Bank of America, asserting that Bank of America breached the parties’ servicing agreements. On July 29, 2016, the arbitrator overseeing the arbitration proceeding denied Trilegiant’s claims, and denied Bank of America’s claims for indemnification related to the consent orders entered into with the OCC and CFPB, but awarded monetary damages to Bank of America and FIA Card Services in the amount of $4.3 million on other claims (unrelated to their indemnification claims) asserted by Bank of America in the arbitration proceeding. Both parties filed motions for reconsideration by the arbitrator of portions of the award. On October 24, 2016, the arbitrator denied both parties’ motions for reconsideration, but reduced the award of monetary damages from $4.3 million to $4.0 million due to a calculation error in the original award. On January 25, 2017, the parties agreed to a Settlement Agreement and Release (“Settlement”) that, among other things, resolved the parties’ disputes without further litigation and released the parties from claims related to the arbitration. As part of the Settlement, Affinion Group agreed to pay Bank of America $4.0 million, which payment was made on January 31, 2017.

The Company has received in the past, and may receive in the future, inquiries from numerous state attorneys general and U.S. federal agencies and foreign regulatory agencies relating to the marketing of its membership programs and solutions and its compliance with consumer protection statutes. The Company responded to these regulatory bodies’ requests for documents and information and is in active discussions with them regarding their investigations and, in some cases, the resolution of these matters. For example, in September 2014, the Company received a Notice and Opportunity to Respond and Advise (“NORA”) letter indicating that the CFPB was considering taking legal action against the Company for violations of Sections 1031 and 1036 of the Consumer Financial Protection Act relating to the Company’s identity theft protection products. In July 2015, the Company entered into a Stipulated Final Judgment and Order (“Consent Order”) settling allegations regarding unfair billing practices related to certain of the Company’s protection products and deceptive retention practices related to these same products. The Consent Order was approved by the court on October 27, 2015. The Consent Order requires a payment by the Company of $1.9 million to the CFPB’s civil penalty fund and approximately $6.75 million in consumer restitution, as well as injunctive provisions against the Company related to certain of its billing and retention practices, which are not expected to have a material effect on the Company. The Company is in full compliance with the Consent Order requirements. By way of further example, in January 2015, following voluntary discussions with the FCA, Affinion International Limited (“AIL”), one of our U.K. subsidiaries, and 11 U.K. retail banks and credit card issuers, announced a proposed joint arrangement, which is allowing eligible consumers to make claims for compensation in relation to a discontinued benefit in one of AIL’s products. The proposed arrangement has been approved by a majority of affected consumers who voted at a creditors’ meeting held on June 30, 2015, and has also been approved by the High Court in London on July 9, 2015. The proposed arrangement, which will not result in the imposition of any fines on AIL or the Company, became effective on August 17, 2015 and customers affected were able to submit their claims until March 18, 2016 (and in exceptional circumstances, until September 18, 2016). As of December 31, 2018, substantially all of the compensation had been paid. Settlement or other final resolution of other such governmental regulatory matters may include payment by the Company of the costs of the investigation, restitution to consumers and injunctive relief. For example, as reported in our Current Report on Form 8-K filed with the SEC on October 10, 2013, we entered into a settlement agreement with 47 state attorneys general with respect to the legacy marketing practices in our membership business known as “online data pass” and “live-check marketing.”

While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of subscribers, reduce revenues and profitability and damage our reputation and otherwise have a material effect on our business, financial condition and results of operations. There can be no assurance that our accruals for legal actions or governmental investigations will be sufficient to satisfy all related claims and expenses.

We rely on our clients to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our clients make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new subscribers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our clients. There can be no assurance that our clients will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and solutions based on tested marketing materials, and any significant changes to those materials that are required by our clients could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our clients, and the failure to do so could impede our ability to market our programs and solutions, result in a loss of subscribers, and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our programs and solutions are based upon the collection, distribution and protection of sensitive private data. Such data is maintained by the Company, as well as by certain of our third-party suppliers that provide components for our programs and solutions or assist in the billing for membership programs and solutions. Although we maintain a global risk management program to minimize the risks of a data breach, including conducting periodic audits of the security risk programs of our third-party suppliers, unauthorized users might access or disrupt that data, and human error or technological failures might cause the wrongful dissemination or disruption of that data. If we experience a security breach, the integrity of certain of our programs and solutions may be affected and such a breach could violate certain of our client agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. Although we maintain insurance coverage for certain computer network security and privacy-related risks, we may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from clients or subscribers under laws (such as California’s SB 1386 and regulations promulgated by the FCA and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain clients and subscribers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our programs and solutions and the credibility of our information.

Despite increased security and enhanced monitoring, we face the risk of systems failures as well as cybersecurity risks, including “hacking.”

The computer systems and network infrastructure we and others use could be vulnerable to unforeseen problems in contexts other than privacy protection. These problems may arise in both our internally developed systems and the systems of our third-party service providers. Our operations are dependent upon our ability to protect computer equipment against damage from fire, power loss or telecommunication failure. In the past, we experienced a cybersecurity breach that impacted our operational systems, and cannot provide assurance that we will not in the future experience cybersecurity breaches. Any damage or failure that causes an interruption in our operations could adversely affect our business. In addition, our computer systems and network infrastructure present security risks, and could be susceptible to hacking.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs and solutions infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our subscribers to seek other programs and solutions that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs and solutions or create new programs and solutions, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property, which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

We depend, in part, on the postal and telephone services we utilize to market and service our programs and solutions. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs and solutions. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs and solutions by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and international postal service, and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of subscribers and reduce our revenues and profitability. In addition, the U.S. Postal Service and international postal service increase rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share. In general, the success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, any future acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

Our international operations are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our programs and solutions to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•

difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes to tax laws or regulations in countries where our international businesses operate.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

We have historically experienced net losses and negative working capital.

Since the consummation on October 17, 2005 of the 2005 Acquisition by Affinion Group of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the 2005 Acquisition) and Affinion International (known as Cendant International Holdings Limited prior to the consummation of the 2005 Acquisition), we have had a history of net losses and negative working capital. For the years ended December 31, 2018, 2017 and 2016, we had unaudited net income (loss) attributable to us of $302.1 million, $(25.2) million and $15.7 million, respectively. We may incur net losses in future periods. Our unaudited working capital (deficit) as of December 31, 2018 and 2017 was $1.7 million and $(42.0) million, respectively.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes will be limited.

As part of the acquisition (the “2005 Acquisition”) by Affinion Group of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the 2005 Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the 2005 Acquisition), we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting Cendant Marketing Services (“Predecessor”), a division of Cendant Corporation (“Cendant”). Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future. We expect that tax deductions attributable to the 338(h)(10) election, and certain other amortizable assets, to be up to approximately $108 million for 2019 and $86 million for 2020. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, we expect that the Company will, pursuant to Section 382 of the Internal Revenue Code, undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period) as a result of the consummation of the Exchange Offer. Thus, our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our postchange income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that any transfers of our stock will not trigger an “ownership change” and cause such limitation to apply.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Todd H. Siegel, our Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Siegel or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion Holdings’ expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements. These statements can be identified by the use of words such as “believes”, “anticipates”, “expects”, “intends”, “plans”, “continues”, “estimates”, “predicts”, “projects”, “forecasts”, and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this Current Report and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion Holdings’ travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, Affinion Group’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, Affinion Holdings undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this Current Report, or to reflect the occurrence of unanticipated events or circumstances.

This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offer, the Consent Solicitation, the Rights Offering and the issuance of the Class M Common Stock, New Common Stock, Subscription Rights, New Notes, New Investor Warrants, New Penny Warrants and New Common Stock upon exercise of the New Penny Warrants and the New Investor Warrants have not been registered under the Securities Act or any other applicable securities laws and, unless so registered, such Class M Common Stock, Subscription Rights, New Notes, New Penny Warrants or New Common Stock may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The Exchange Offer and the Rights Offering are being made, and the total consideration and exchange consideration, as applicable, are being offered, and issued only (a) in the United States, to holders of Existing Notes who are (i)(x) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (y) institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act and (ii) “institutional accounts” within the meaning of Rule 4512(c) of the Financial Industry Regulatory Authority (“FINRA”) and (b) outside the United States, to holders of Existing Notes who are not “U.S. persons” (as defined in Rule 902 under the Securities Act) in reliance on Regulation S of the Securities Act. The Exchange Offer, Consent Solicitation and related transactions and the issuance of the New Notes, New Investor Warrants, New Penny Warrants or New Common Stock are being made only pursuant to the terms and subject to the conditions set forth in the Offering Memorandum and the Letter of Transmittal.

Item 8.01.	Other Events.

On March 4, 2019, Affinion Holdings and Affinion Group issued a press release announcing the commencement of the Exchange Offer, the Consent Solicitation and the Rights Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

3.1	Form of Amendment to Fourth Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.

10.1	Forbearance Agreement, dated as of February 26, 2019, by and among Affinion Group, Inc., each other loan party thereto, the lenders party thereto and HPS Investment Partners, LLC as administrative agent and collateral agent.

10.2	Forbearance Agreement, dated as of March 1, 2019, by and among Affinion Group, Inc., each other loan party thereto, the lenders party thereto and HPS Investment Partners, LLC as administrative agent and collateral agent.

10.3	Form of Amended and Restated Support Agreement, dated as of March 4, 2019, by and among Affinion Group Holdings, Inc., certain of its subsidiaries party thereto, certain noteholders of Affinion Group, Inc.’s outstanding Senior Cash 12.5% / PIK Step-Up to 15.5% Notes due 2022 and certain lenders under Affinion Group, Inc.’s credit agreement dated as of May 10, 2017.

10.4	DIP Commitment Letter, dated as of March 1, 2019, by and between Affinion Group, Inc. and HPS Investment Partners, LLC, Manchester Securities Corp. and Zev Investments Limited.

10.5	Amendment to the Warrant Agreement, dated as of February 28, 2019, by and among Affinion Group Holdings, Inc., American Stock Transfer & Trust Company, LLC and the holders of two-thirds of the outstanding warrants thereunder.

10.6	Amended and Restated Investor Purchase Agreement, dated as of March 4, 2019, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., affiliates of Elliott Management Corporation, Metro SPV LLC, an affiliate of ICG Strategic Equity Advisors LLC, Mudrick Capital Management, LP, affiliates of Empyrean Capital Partners, L.P. and Corbin Capital Partners, L.P.

99.1	The Supplemental 2018 Report.

99.2	Press release, dated as of March 4, 2019, announcing the commencement of the Exchange Offer and the Consent Solicitation.

EXHIBIT INDEX

Number	Exhibit

3.1	Form of Amendment to Fourth Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.

10.1	Forbearance Agreement, dated as of February 26, 2019, by and among Affinion Group, Inc., each other loan party thereto, the lenders party thereto and HPS Investment Partners, LLC as administrative agent and collateral agent.

10.2	Forbearance Agreement, dated as of March 1, 2019, by and among Affinion Group, Inc., each other loan party thereto, the lenders party thereto and HPS Investment Partners, LLC as administrative agent and collateral agent.

10.3	Form of Amended and Restated Support Agreement, dated as of March 4, 2019, by and among Affinion Group Holdings, Inc., certain of its subsidiaries party thereto, certain noteholders of Affinion Group, Inc.’s outstanding Senior Cash 12.5% / PIK Step-Up to 15.5% Notes due 2022 and certain lenders under Affinion Group, Inc.’s credit agreement dated as of May 10, 2017.

10.4	DIP Commitment Letter, dated as of March 1, 2019, by and between Affinion Group, Inc. and HPS Investment Partners, LLC, Manchester Securities Corp. and Zev Investments Limited.

10.5	Amendment to the Warrant Agreement, dated as of February 28, 2019, by and among Affinion Group Holdings, Inc., American Stock Transfer & Trust Company, LLC and the holders of two-thirds of the outstanding warrants thereunder.

10.6	Amended and Restated Investor Purchase Agreement, dated as of March 4, 2019, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., affiliates of Elliott Management Corporation, Metro SPV LLC, an affiliate of ICG Strategic Equity Advisors LLC, Mudrick Capital Management, LP, affiliates of Empyrean Capital Partners, L.P. and Corbin Capital Partners, L.P.

99.1	The Supplemental 2018 Report.

99.2	Press release, dated as of March 4, 2019, announcing the commencement of the Exchange Offer and the Consent Solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: March 4, 2019	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer